Exhibit 2.1

AMENDMENT TO

AGREEMENT AND PLAN OF REORGANIZATION

This Amendment (this “Amendment”) to the Agreement and Plan of Reorganization, dated as of May 20, 2019 (the “Merger Agreement”), by and among Pivotal Acquisition Corp., a Delaware corporation (“Parent”), Pivotal Merger Sub Corp., a Delaware corporation (“Merger Sub”), LD Topco, Inc., a Delaware corporation (“Company”), and Carlyle Equity Opportunity GP, L.P., a Delaware limited partnership, solely in its capacity as the initial Representative thereunder (“Carlyle”), is entered into as of October 30, 2019 by and among Parent, Merger Sub, the Company and Carlyle. All capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings given to such terms in the Merger Agreement.

RECITALS

WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement as expressly provided in this Amendment pursuant to Section 8.11 of the Merger Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows;

1.    Amendment to Section 7.1(b). Section 7.1(b) of the Merger Agreement is hereby amended and restated in its entirety and replaced for all purposes of the Merger Agreement with the following:

by either Parent or the Company if the Merger shall not have been consummated by November 6, 2019; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

2.    Remaining Provision; References. Except as expressly modified by this Amendment, the Merger Agreement shall remain in full force and effect. Each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Merger Agreement, and each reference in any other document relating to the “Merger Agreement,” “thereunder,” “thereof” or words of like import referring to the Merger Agreement, means and references the Merger Agreement as amended by this Amendment.

3.    Miscellaneous. Sections 8.2 (Interpretation), 8.3 (Counterparts; Electronic Delivery), 8.7 (Governing Law), 8.8 (Consent to Jurisdiction; WAIVER OF TRIAL BY JURY), 8.9 (Rules of Construction) and 8.11 (Amendment) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above written.

PIVOTAL ACQUISITION CORP.

By:	/s/ Jonathan Ledecky
Name: Jonathan Ledecky
Title: CEO

PIVOTAL MERGER SUB CORP.

By:	/s/ Jonathan Ledecky
Name: Jonathan Ledecky
Title: CEO

LD TOPCO, INC.

By:	/s/ Christopher J. Weiler
Name: Christopher J. Weiler
Title: CEO

CARLYLE EQUITY OPPORTUNITY GP, L.P. By: CARLYLE EQUITY OPPORTUNITY GP, L.L.C., as its general partner

By:	/s/ William Darman
Name: William Darman
Title: Managing Director

[Signature Page to Amendment]